UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUANTUMSCAPE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

________________________________________________________________________________________

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2024

On April 29, 2024, QuantumScape Corporation (the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to the Company’s 2024 Annual Meeting of Stockholders to be held on June 11, 2024 at 8:00 a.m. Pacific Time (the “Annual Meeting”).

The Company is providing this proxy statement supplement (this “Supplement”) solely to correct the table on page 29 of the Proxy Statement that described the membership of the standing committees of its board of directors as of April 1, 2024. The table incorrectly included Prof. Dr. Fritz Prinz and omitted Dr. Gena Lovett as members of the audit committee of the board.

To effect the correction, the Company hereby replaces in its entirety the table with the following:

"The following table provides membership for the board’s standing committees as of April 1, 2024:

Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Frank Blome	☆			
Brad Buss 👤	☆	●	◎	
Jeneanne Hanley	☆	◎	◎	
Susan Huppertz	☆	◎		
Prof. Dr. Jürgen Leohold	☆		●	◎
Dr. Gena Lovett	☆	◎		●
Prof. Dr. Fritz Prinz				
Dipender Saluja	☆			◎
Jagdeep Singh ⍟				
Dr. Siva Sivaram				
JB Straubel	☆			
Jens Wiese (1)	☆			◎

👤 Lead Independent Director

⍟ Board Chair

● Committee Chair

◎ Committee Member

(1)

As discussed above under “Letter Agreements on Board and Committee Representation”, Mr. Wiese will continue serving as a director and member of the nominating and corporate governance committee up until the annual meeting. Upon election by our stockholders at the annual meeting, Mr. Schebera will succeed Mr. Wiese as a director. As of the date of this proxy statement, Mr. Schebera is not currently expected to be appointed to any committee of the board of directors immediately following his election at the annual meeting".

This Supplement should be read in conjunction with the Proxy Statement and accompanying Notice of Annual Meeting (the “Notice”). Except as specifically set forth in this Supplement, no other changes are made to the Proxy Statement or the Notice. If you have already submitted your vote, you do not need to take any action.